Exhibit 10.20

LEASE AGREEMENT

in respect of part of Sæmundargata 15 - 19

BETWEEN

FASTEIGNAFÉLAGIÐ SÆMUNDUR HF.

(as Lessor)

AND

ALVOTECH HF.

(as Lessee)

TABLE OF CONTENTS

1.	Leased Premises	3
2.	Term	4
3.	Lease – Amount and payment	4
4.	Operational costs	5
5.	Condition of the Leased Premises	5
6.	Uses of the Leased Premises	6
7.	The Lessor’s access to the Leased Premises	6
8.	Improvements or changes of the Leased Premises	7
9.	Damage to the Leased Premises	7
10.	Property management service	7
11.	Priority rights and extension	8
12.	Sublease and assignment right	8
13.	Signage	9
14.	Binding and Entire Agreement	9
15.	Other provisions	9
16.	Notices	10

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease Agreement”) is made on November 15 2016.

BETWEEN:

1.	Fasteignafélagið Sæmundur hf., an Icelandic public limited company with reg. no. 591213-1130, having its offices at Sæmundargata 15-19, 101 Reykjavík, Iceland (referred to as the “Lessor”); and

2.	Alvotech hf., an Icelandic public limited company with reg. no. 710113-0410, having its offices at Sæmundargata 15-19, 101 Reykjavík, Iceland (hereinafter referred to as the “Lessee”); and

the Lessor and the Lessee may hereinafter be referred to individually as “Party” and collectively as “Parties”.

1.	Leased Premises

1.1.

The Lessor agrees to lease to the Lessee and the Lessee agrees to lease from the Lessor a 12.962,4 m2 building for manufacturing, research, offices parking lots and underground parking garage located at Sæmundargata 15-19, Reykjavík, with the property registration number 232-7931 (the “Leased Premises”) in accordance with the terms and conditions set out in this Lease Agreement.

1.2.

The Leased Premises were originally allocated from the City of Reykjavík to the University of Iceland on 17 September 2013. Subsequently the University of Iceland entered into an agreement with Vísindagarðar Háskóla Íslands ehf., an Icelandic private limited company with reg. no. 420104-2350, having its offices at Dunhagi 5, Reykjavík, (“VHÍ”), on 20 September 2013, in which the plot, where the Leased Premises are located, was leased to VHÍ. VHÍ subsequently entered into an agreement with the Lessee on 5 November 2013 in which the right to the plot and construction of real estate were transferred to the Lessee (that agreement along with its schedules and appendixes referred to as the “VHÍ Agreement”). The Lessee subsequently assigned all its rights pursuant to the VHÍ Agreement to the Lessor on 11 February 2014.

2.	Term

2.1.

The term of this Lease Agreement commences on the date of the Lease Agreement (hereinafter referred to as the “Commencement Date”) and terminates on 30 September 2038, unless it is extended in accordance with the terms of this Lease Agreement in which case it shall terminate at the end of the extension period (hereinafter referred to as the “Termination Date”).

2.2.	During the term from the Commencement Date until the Termination Date (the “Term”), this Lease Agreement cannot be terminated.

2.3.

Notwithstanding the provision of clause 2.2, the Parties shall each have the right to terminate this Lease Agreement in case of a material default on behalf of the other Party in accordance with Chapter XII of the Rent Act No. 36/1994 (hereinafter referred to as the “Rent Act”).

3.	Lease – Amount and payment

3.1.	During the Term, the Lessee shall pay a monthly lease payment (the “Lease Amount”) to the Lessor, in the amount of ISK 65,600,000.

3.2.

The Lease Amount is price indexed with the Consumer Price Index (Ísl.: vísitala neysluverðs), which is as at the date of this Lease Agreement is 438.5 points. The Lease Amount shall only adjust upwards in accordance with the monthly changes of the Consumer Price Index.

3.3.	Furthermore, the Lease Amount shall be adjusted in line with the following formula.:

Adjustment (increase) of Lease amount = Actual construction cost – 7,528 million

130

3.4.

All Lease Amount, as adjusted, shall be paid in monthly instalments in advance on the first day of each and every calendar month of the Term. The Lessee shall deposit the Lease Amount on a monthly basis, into the following bank account: ###-##-####, and acknowledges that any other form of payment than by cash into this bank account is inadequate. The Lease Amount cannot be paid by any form of set-off.

3.5.

The Lessee agrees that the Leased Premises are subject to an optional registration (Ísl.: frjáls skráning) with the Director of Internal Revenue in accordance with Regulation no. 577/1989, cf. the Value Added Tax Act no. 50/1988 and therefore agrees to pay value added tax (VAT) in addition to the Lease Amount as stipulated in clause 3.1.

3.6.

If any payments under this Lease Agreement, i.e. the Lease Amount or operation costs pursuant to clause 4, are not paid within 15 days from due date pursuant to clauses 3 or 4, the Lessor may charge default interest in accordance with Act no. 38/2001 on Interest and Price Indexation, from the due date to the date of actual payment.

4.	Operational costs

4.1.

The Lessee shall pay any and all operational and related costs in relation to the Leased Premises, including, but not limited to, the cost of electricity, heat and insurance (including, but not limited to, mandatory insurance for the Leased Premises), property tax and municipal charges for the Leased Premises, including, but not limited to, water supply and sewerage charges, and all costs incurred by the Lessor regarding the property management service that will be set up and the Lessor will be a member of, as stipulated in clause 10.

4.2.	The Lessee shall pay any and all maintenance cost related to the Leased Premises irrelevant of any provisions of the Rent Act.

4.3.

The Lessee shall furthermore pay, or indemnify the Lessor within 15 days from payment of any cost in respect of, all cost with respect to the Leased Premises related to the VHÍ Agreement, including any rent payable to VHÍ for the plot (Ísl.: byggingarréttargjald) on which the Leased Premises are located.

4.4.

Should any cost relating to the operation, maintenance, ownership or general connection of the Lessor to the Leased Premises nevertheless be levied toward the Lessor, despite what is stipulated in provisions 4.1. through 4.3., the Lessee shall indemnify the Lessor within 15 days from payment of any such cost.

5.	Condition of the Leased Premises

5.1.

At the Commencement Date and thereafter, the Leased Premises shall in all material respects be in accordance with local planning and its design comply with all legal requirements, including fire safety, and generally be in good condition and capable of being used in accordance with its purpose.

5.2.

The Lessee shall at the end of the Term return the Leased Premises to the Lessor clean and otherwise in good condition, excluding normal wear and tear and in accordance with the agreed use of the Leased Premises.

6.	Uses of the Leased Premises

6.1.

The Lessee shall be permitted to use and occupy the Leased Premises for general office and administrative purposes, biotechnological industry, storage purposes and other normal purposes and must ensure that its use of the Leased Premises does not contravene local planning, registered encumbrances (Ísl.: þinglýstar kvaðir) or other restrictions applicable to the Leased Premises or the plot, including restrictions imposed by the City of Reykjavik or the University of Iceland.

6.2.	The Lessee is free to install in the Leased Premises all equipment and machinery necessary for its operation. At the end of the Term, the Lessee shall repair any damage caused by such installations.

6.3.

All material changes to the Leased Premises are prohibited without the prior approval of the Lessor, which approval shall not be unreasonably withheld, and must not contravene local planning, registered encumbrances (Ísl.: þinglýstar kvaðir) or other restrictions applicable to the Leased Premises or the plot, including restrictions imposed by the City of Reykjavik or the University of Iceland.

6.4.

All installed furnishings, furnishing units and other similar fixtures, plumbing, lights and all alterations or leasehold improvements, which the Lessee has or may install and/or make during the Term shall become the Lessor’s property without any payment at the end of the Term, no matter whether the Term ends as agreed to in this Lease Agreement or because of either party’s default or in any other way.

6.5.	The Lessee shall be obliged to treat the Leased Premises well and keep them tidy and observe the rules set and good practice regarding hygiene and health.

6.6.	The Lessee shall be obliged to keep the Leased Premises properly insured at all times.

7.	The Lessor’s access to the Leased Premises

The Lessor may enter and inspect the Leased Premises at all reasonable times, subject to giving reasonable notice, accompanied by a representative of the Lessee, to examine the condition of the Leased Premises. Such right shall be exercised in such reasonable manner as will not interfere with the conduct of the Lessee’s business. Should such an inspection reveal that the Leased Premises are in need of maintenance, the Lessee shall procure that such maintenance is performed at the Lessee’s expense, c.f. clause 4.2.

8.	Improvements or changes of the Leased Premises

8.1.

Improvements of the Leased Premises are conditioned upon agreement between the Lessor and the Lessee. Such agreement shall at in any event include the division of the cost of such improvements between the Parties and the ownership of these improvements or changes at the end of the Term.

8.2.	If no agreement exists, the improvements or changes shall become the Lessor’s property without any repayment at the end of the Term.

9.	Damage to the Leased Premises

The Lessee is liable for all deterioration in the condition of the Leased Premises or damage to them to the extent that such deterioration cannot be considered the natural consequence of a normal or agreed utilization of the Leased Premises, or to the extent that it results from circumstances or events in which the Lessee was demonstrably not involved.

10.	Property management service

10.1.

All owners of buildings, plots or leasing rights at Vísindagarðar, where the Leased Premises are located, are obligated to be members of a property management company that will be established and shall service all common areas on site. Common areas are all areas which are not defined as private property, i.e. pedestrian streets, parking lots, squares, buildings for employees of the property management service, contractors and other common activities.

10.2.

All members shall pay their share of operational costs of the common areas, including operational cost of common properties, cost of heating, lighting, air conditioning, elevators, escalators, cleaning, security, gardening, liability insurance and other insurances, snow-cleaning services, snow-melting, renewal of equipment, staff expenditure, maintenance and all other operational costs.

10.3.	The Lessee, acting on behalf of the Lessor, will comply with all requirements, rules and protocols set forth by the property management company at any given time and cover any cost of the same.

10.4.

The Lessee shall at all times comply with the communication rules set by the property management company (Ísl.: “Samskiptareglur Rekstrarfélagsins Vísindagarðar Háskóla Íslands og leigutaka”) that are set by the property management company with regards to operations, maintenance, alterations or general conduct in the area of Vísindagarðar.

11.	Priority rights and extension

11.1.

At the end of the Term the Lessee shall have a right of extension which may extend the Term for five years at a time, by giving the Lessor at least six months’ notice. Such extension is subject to the Lessor having been able to utilise its rights of extension under the VHÍ Agreement.

11.2.

VHÍ has a first right to refusal in case of a sale of the Leased Premises pursuant to the VHÍ Agreement and Háskóli Íslands furthermore has a first right of refusal to all buildings built on the plot according to its agreement with VHÍ. If neither VHÍ nor Háskóli Íslands decide to exercise its right of first refusal the Lessee shall be granted a right of first refusal in case of a sale of the Leased Premises. Such right of first refusal shall be executed within 14 business days from the Lessor having notified the Lessee of a bona fide offer to acquire the Leased Premises. The Lessee shall in no event have a right of first refusal concerning only a part of the Leased Premises. Such right shall be limited to the Lessee accepting each and all terms and conditions of such bona fide offer and to include such terms and conditions in a purchase agreement pursuant thereto.

11.3.

In case of change of the ownership of the Leased Premises, the Lessor will do everything within its powers to ensure that the interests of the Lessee concerning the Leased Premises shall be maintained and secured.

12.	Sublease and assignment right

12.1.	The Lessee has no right to sublease the Leased Premises or any part thereof without the prior approval by the Lessor.

12.2.

Despite the foregoing the Lessee shall have the right to sublease the Leased Premises without the prior approval of the Lessor for the operations of Alvogen Lux Holdings Sàrl, registered under the RCS Luxembourg number B149045, with registered office at 5, rue Heienhaff, L-1736, Senningerberg, Luxembourg (“Alvogen Lux Holdings”), or its subsidiaries; and/or Alvogen Aztiq AB, registered in Sweden under the registration number 440914-8100, Sturevägen 37, 182 74 Stocksund, Sweden, or its subsidiaries

12.3.

Furthermore, should the Lease Agreement be terminated by the Lessor, Alvogen Lux Holdings, as guarantor of the Lease Amount payments up to an amount of ISK 1,250,000,000 (the “Guaranteed Amount”), pursuant to a guarantee dated 15 December 2015, issued in favour of the Lessor and Arion Bank hf. (the “Guarantee”), shall have an option to take over and assume all rights and obligations as lessee pursuant to the Lease Agreement, with a right to sublease the Leased Premises without the consent of the Lessor. Should Alvogen Lux Holdings not exercise its assignment rights pursuant to this clause 12.3., within 15 business days from the Lease Agreement being terminated, the Lessor undertakes to use all reasonable endeavours to protect the interest of Alvogen Lux Holdings and limit Alvogen Lux Holding’s liability, to the extent practicable, with respect to the Guaranteed Amount required to be deposited into a bank account in the name of the Lessor and pledged in favour of Arion Bank hf., as detailed in the Guarantee, to guarantee the Lease Amount payments pursuant to the Lease Agreement.

13.	Signage

The Lessor shall permit the Lessee to have signs referring to its business located in and on the Leased Premises, the size of which, composition and content shall be subject to the Lessor’s prior approval and to the extent applicable the approval of the property management company referred to in clause 10. The Lessee shall by the end of the Term remove any such signs and traces they might leave.

14.	Binding and Entire Agreement

14.1.

This Lease Agreement replaces and supersedes the lease agreement, entered into between the Parties on 10 July 2015, as amended with an amendment agreement, dated 1 November 2015 and a second amendment agreement, dated 15 December 2015.

14.2.	This Lease Agreement shall be binding on the Lessor and the Lessee and on their respective legal representatives, successors and permitted assign.

14.3.	This Lease Agreement may not be modified except by instrument in writing signed by both Parties.

15.	Other provisions

15.1.

The laws of the Republic of Iceland govern this Lease Agreement with special reference to the Rent Act. The Rent Act shall govern the contractual relationship between the Lessor and the Lessee whenever the terms of this Lease Agreement do not stipulate otherwise.

15.2.	The Lessee shall bear all cost relating to official registration of this Lease Agreement at the District Commissioner.

15.3.	If a dispute between the Lessor and the Lessee arises in connection with this Lease Agreement, it shall be referred to the District Court of Reykjavík.

15.4.	This Lease Agreement is executed in two identical copies, one for the Lessor and one for the Lessee.

16.	Notices

All notices or other communications hereunder to a Party shall be in writing, or by e-mail, and shall be deemed to be duly given or made when delivered (in the case of personal delivery or letter) and when dispatched to such party addressed as follows:

If to the Lessor, to:

Jóhann G. Jóhannsson, Sæmundargata 15-19, 101 Reykjavík

e-mail: johann.johannsson@alvogen.com

If to the Lessee, to:

Róbert Wessman, Sæmundargata 15-19, 101 Reykjavík

e-mail: robert.wessman@alvogen.com

or at such other address and/or e-mail address as such party may hereafter specify for such purpose to the other party.

IN WITNESS WHEREOF, the Parties have executed this Lease Agreement as of the date written above.

signatures on the following page

On behalf of Lessor	On behalf of Lessee

/s/ Róbert Wessman	/s/ Árni Harðarson
Róbert Wessman	Árni Harðarson

/s/ Fjalar Kristjánsson	/s/ Jóhann Jóhannsson
Fjalar Kristjánsson	Jóhann Jóhannsson

/s/ Björn Zoëga
Björn Zoëga

In witness of the date and correct signatures:

/s/ David Olafsson 131181-2999
Name and Id. No.

/s/ Sigurjon Th. Sigurjonsson 270156-2239
Name and Id. No.